EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBALSCAPE, INC.

GlobalSCAPE, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.                                   The name of the Corporation is GlobalSCAPE, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 1996 and was previously amended on May 11, 2000 and restated on September 5, 2000.

B.                                     Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Corporation, and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

C.                                     The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby restated and further amended in its entirety to read as follows:

FIRST:                                                           The name of the Corporation is GlobalSCAPE, Inc.

SECOND:                                            The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD:                                                       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

(a)                                  Authorization of Shares.  The total number of shares of capital stock which the Corporation shall have the authority to issue is 50,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

(b)                                 Common Stock.

(i)                                     Dividends.  The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to any preferential payments to which the holders of shares of any series of Preferred Stock shall be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock.

(ii)                                  Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to any holders of shares of any series of Preferred Stock then outstanding of the full amounts of preferential payments to which they shall respectively be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

(iii)                               Voting Rights.  All shares of Common Stock shall be identical with each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

(c)                                  Preferred Stock.  The Board of Directors is authorized to establish, from time to time, one or more series of any class of shares, to increase or decrease the number within each series, and to fix the designations, powers, preferences and relative, participating, optional or other rights of such series and any qualifications, limitations or restrictions thereof

FIFTH:                                                          In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.  Directors need not be elected by written ballot unless expressly required by the Bylaws of the Corporation.

SIXTH:                                                        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH:                                      The Corporation shall indemnify each director and officer of the Corporation who may be indemnified, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“Section 145”), as it may be amended from time to time, in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 145, except as otherwise set forth in the Bylaws of the Corporation. In addition, the Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145, the Corporation is not obligated, but is permitted or empowered, to make such indemnification, except as otherwise set forth in the Bylaws of the Corporation. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by such section, except as otherwise set forth in the Bylaws of the Corporation. The Corporation shall promptly make or cause to be made any determination which Section 145 requires, except as otherwise set forth in the Bylaws of the Corporation.

EIGHTH:                                                The following provisions are included for the management of the business and affairs of the Corporation and for further definition, limitation and regulation of power of the Corporation and of its directors and shareholders:

1.                                       General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                       Number of Directors; Election of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall consist of not less than three (3) nor more than twelve (12) members.  The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the majority of the entire Board of Directors.

3.                                       Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes:  Class I, Class II and Class III.

4.                                       Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2007; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2008; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2009; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

5.                                       Newly Created Directorships.  A directorship to be filled by reason of any increase in the number of directors may be filled (i) by election at an annual or special meeting of stockholders called for that purpose or (ii) by the Board of Directors for a term of office continuing only until the next election of one or more directors by the stockholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders.

6.                                       Removal.  Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

7.                                       Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any vacancy in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.  No decrease in the number of directors shall shorten the term of any incumbent director.

8.                                       Amendments to Article.  Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH, in each case whether directly or indirectly, whether by amendment, merger, consolidation or otherwise.

NINTH:                                                      Any action required or permitted to be taken by the stockholders of the corporation must be effected at an annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.  Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors of the corporation (as determined in accordance with the Bylaws of the corporation).  Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH or adopt any provision inconsistent with any provision of this Article NINTH.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this             day of                                 , 2006.

GLOBALSCAPE, INC.

By:
Charles R. Poole, President